Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International’s Dept. of State National Visa Center Contract Ceiling Raised to $60 Million

RESTON, VA,  March 28, 2003 - SI International (Nasdaq: SINT) announced today that the Department of State has increased the ceiling on SI International’s existing National Visa Center contract from $45.0 million to $60.0 million.  SI International, an information and technology (IT) and network solutions company, supports the National Visa Center by processing over 15 million immigration visa applications per year and processing and transmitting information for approximately 410,000 successful immigrant visa applicants per year.  Since 1999, SI International has been the prime contractor under this contract.

“Our focus on total customer satisfaction in our Mission Critical Outsourcing practice was a key element in our receiving this ceiling increase to continue vital support for the Department of State’s National Visa Center,” said Ray Oleson, SI International’s Chairman and CEO.  “Outsourcing will continue to be a major focus for SI International as the U.S. Government has a growing need for technical skills and IT expertise from the contractor community.”

 About SI International: SI International is a provider of information technology and network solutions primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International’s ability to attract and retain qualified personnel.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed above as well as those in the Risk Factors section of the registration statement on Form S-1 filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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